Filed Pursuant to Rule 433

Registration Statement No. 333-146279

September 25, 2007

Kohl’s Corporation

Final Term Sheet

September 25, 2007

6.25% Notes due 2017

Issuer:	Kohl’s Corporation

Security:	6.25% Notes due 2017

Size:	$650,000,000

Maturity:	December 15, 2017

Coupon (Interest Rate):	6.25%

Yield to Maturity:	6.312%

Spread to Benchmark Treasury:	170 bps

Benchmark Treasury:	UST 4.750% due 08/15/2017

Benchmark Treasury Price and Yield:	101.02+; 4.612%

Interest Payment Dates:	June 15 and December 15 of each year, beginning June 15, 2008

Redemption Provision:	Make-Whole Call; T+35

Price to Public:	99.510%

Settlement Date:	September 28, 2007

Ratings:	Moody’s: Baa1 (Stable Outlook) S&P: BBB+ (Stable Outlook)
CUSIP:	500255 AP 9

Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

6.875% Notes due 2037

Issuer:	Kohl’s Corporation

Security:	6.875% Notes due 2037

Size:	$350,000,000

Maturity:	December 15, 2037

Coupon (Interest Rate):	6.875%

Yield to Maturity:	6.890%

Spread to Benchmark Treasury:	200 bps

Benchmark Treasury:	UST 4.750% due 2/15/2037

Benchmark Treasury Price and Yield:	97.26+; 4.890%

Interest Payment Dates:	June 15 and December 15 of each year, beginning June 15, 2008

Redemption Provision:	Make-Whole Call; T+40

Price to Public:	99.776%

Settlement Date:	September 28, 2007

Ratings:	Moody’s: Baa1 (Stable Outlook) S&P: BBB+ (Stable Outlook)

CUSIP:	500255 AQ 7

Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

Note: A securities rating is not a recommendation to buy, sell or hold these notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC, J.P. Morgan Securities Inc. or Morgan Stanley & Co. Incorporated can arrange to send you the prospectus if you request by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com, by calling J.P. Morgan Securities Inc. at (212) 834-4533 or by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.